Exhibit 99.1

Item 6. SELECTED FINANCIAL DATA

We have derived the following historical information from our audited financial statements for 2000 through 2004. The information is only a summary and should be read in conjunction with Management’s Discussion and Analysis in Item 7 and the historical financial statements and related notes in Item 8.

	Fiscal Years Ended or as of December 31,
	2004	2003	2002	2001	2000
	(dollars in millions, except per share amounts)
Results of Operations(1):
Total net revenue	$3,888	$3,644	$3,618	$3,513	$3,493
Total operating income	598	512	529	456	636
Income from continuing operations before cumulative effect of accounting change(2)(3)	175	128	164	43	154
Income from continuing operations before cumulative effect of accounting change per share
Basic	$0.57	$0.42	$0.54	$0.14	$0.51
Diluted	$0.55	$0.42	$0.54	$0.14	$0.50
Balance Sheet:
Total assets	$9,618	$9,522	$9,666	$10,793	$10,986
Total debt	4,151	4,619	4,910	5,308	5,398
Total stockholders’ equity	3,482	3,058	2,957	3,767	3,784

(1)               On December 24, 2003, we announced that we had entered into a definitive agreement to sell the Las Vegas Hilton which was consummated on June 18, 2004. During 2004, we entered into definitive agreements to sell the Atlantic City Hilton, Bally’s Casino Tunica, Bally’s Casino New Orleans, Caesars Tahoe and our interests in Caesars Gauteng, all of which were consummated in the first six months of 2005. Subsequent to the end of 2004, we also sold our Nova Scotia casinos and entered into a definitive agreement to sell the Reno Hilton. The results of these properties as well as the Flamingo Laughlin and a Halifax, Nova Scotia, hotel have been reclassified to Discontinued Operations on the statement of operations and certain assets and liabilities have been reclassified to Assets Held for Sale and Liabilities Related to Assets Held for Sale. Prior years have been reclassified to conform to the new presentation. This reclassification had no impact on previously reported net income (loss).

(2)               Excludes discontinued operations for all periods and a charge for the cumulative effect of an accounting change of $979 million related to goodwill in 2002. In accordance with the adoption of Statement of Financial Accounting Standards (SFAS) No. 142, on January 1, 2002, the Company no longer amortizes goodwill.

(3)               Includes the following significant items that affect comparability between years:

•       For 2004, $22 million in costs related to the pending merger with Harrah’s Operating.

•       For 2002, a $44 million gain related to the sale of our interest in Jupiters Limited.

•       For 2001, a $19 million impairment charge related to the sale of the Flamingo Reno property and $32 million investment loss primarily related to our investment in Aladdin Gaming Holdings, LLC senior discount notes. In addition, earnings declined significantly, especially in the Las Vegas market due to the impact of travel and leisure spending resulting from the September 11, 2001 terrorist attacks.

Item 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Caesars Entertainment, Inc.:

We have audited the accompanying consolidated balance sheets of Caesars Entertainment, Inc., (a Delaware corporation) and Subsidiaries (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. Our audits also included the financial statement schedule included at Item 15(a)(2). These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Caesars Entertainment, Inc. and Subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 4 to the Consolidated Financial Statements, the Company changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, in 2002 and recorded a cumulative effect of a change in accounting principle in the first quarter of 2002.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2005 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada
February 28, 2005
(September 12, 2005 as to Notes 1, 3 and 20)

CAESARS ENTERTAINMENT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in millions, except par value)

	December 31,
	2004	2003
Assets
Cash and equivalents	$264	$250
Accounts receivable, net	178	154
Inventories, prepaids, and other	129	113
Deferred income taxes, net	139	128
Total current assets	710	645
Assets held for sale	937	1,145
Investments	35	141
Property and equipment, net	6,982	6,701
Goodwill	688	688
Other assets	266	202
Total assets	$9,618	$9,522
Liabilities and Stockholders’ Equity
Accounts payable	$69	$48
Current maturities of long-term debt	8	1
Income taxes payable	108	57
Accrued expenses	603	542
Liabilities related to assets held for sale	48	90
Total current liabilities	836	738
Long-term debt, net of current maturities	4,143	4,618
Deferred income taxes, net	1,038	1,000
Other liabilities	119	108
Total liabilities	6,136	6,464
Commitments and contingent liabilities
Stockholders’ Equity:
Common stock, $0.01 par value, 400.0 million shares authorized, 336.9 million and 326.9 million shares issued at December 31, 2004 and 2003, respectively	3	3
Preferred stock, $0.01 par value, 100.0 million shares authorized	—	—
Additional paid-in capital	3,945	3,828
Accumulated deficit	(226)	(523)
Accumulated other comprehensive income	22	12
Common stock in treasury, at cost, 23.1 million shares at December 31, 2004 and 2003	(262)	(262)
Total stockholders’ equity	3,482	3,058
Total liabilities and stockholders’ equity	$9,618	$9,522

See notes to consolidated financial statements

CAESARS ENTERTAINMENT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except per share amounts)

	Years ended December 31,
	2004	2003	2002
Net Revenues
Casino	$2,690	$2,600	$2,634
Rooms	477	428	402
Food and beverage	421	375	348
Other revenue	300	241	234
	3,888	3,644	3,618
Expenses
Casino	1,358	1,381	1,370
Rooms	148	139	130
Food and beverage	368	335	302
Other expense	958	871	865
Depreciation and amortization	387	378	381
Pre-opening expense	7	1	1
Impairment loss and other	(1)	—	23
Merger expense	22	—	—
Corporate expense	48	36	34
	3,295	3,141	3,106
Equity in earnings of unconsolidated affiliates	5	9	17
Operating income	598	512	529
Interest expense, net of interest capitalized	(267)	(290)	(298)
Interest expense, net from unconsolidated affiliates	(4)	(5)	(5)
Interest and other income	5	5	5
Investment gain	3	—	44
Income from continuing operations before income taxes, minority interest, and cumulative effect of accounting change	335	222	275
Provision for income taxes	154	92	104
Minority interest, net	6	2	7
Income from continuing operations before cumulative effect of accounting change	175	128	164
Discontinued operations
Income (loss) from discontinued operations (including $87 million gain on sale of the Las Vegas Hilton in 2004) net of taxes	122	(82)	(9)
Income before cumulative effect of accounting change	297	46	155
Cumulative effect of accounting change, net	—	—	(979)
Net income (loss)	$297	$46	$(824)
Basic earnings (loss) per share
Income from continuing operations before cumulative effect of accounting change	$0.57	$0.42	$0.54
Income (loss) from discontinued operations, net of taxes	0.39	(0.27)	(0.03)
Cumulative effect of accounting change	—	—	(3.25)
Net income (loss)	$0.96	$0.15	$(2.74)
Diluted earnings (loss) per share
Income from continuing operations before cumulative effect of accounting change	$0.55	$0.42	$0.54
Income (loss) from discontinued operations, net of taxes	0.39	(0.27)	(0.03)
Cumulative effect of accounting change	—	—	(3.22)
Net income (loss)	$0.94	$0.15	$(2.71)
Weighted average shares outstanding
Basic	309	302	301
Diluted	316	304	304

See notes to consolidated financial statements

CAESARS ENTERTAINMENT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(dollars in millions)

	Common Stock	Additional Paid-in Capital	Retained Earnings/ (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance, December 31, 2001	$3	$3,788	$255	$(35)	$(244)	$3,767
Net loss	—	—	(824)	—	—	(824)
Currency translation adjustment	—	—	—	19	—	19
Comprehensive loss						(805)
Stock options exercised (including tax benefits of $1)	—	11	—	—	—	11
Treasury stock acquired	—	—	—	—	(18)	(18)
Stock-based compensation	—	2	—	—	—	2
Balance, December 31, 2002	3	3,801	(569)	(16)	(262)	2,957
Net income	—	—	46	—	—	46
Currency translation adjustment	—	—	—	28	—	28
Comprehensive income						74
Stock options exercised (including tax benefits of $3)	—	24	—	—	—	24
Stock-based compensation	—	3	—	—	—	3
Balance, December 31, 2003	3	3,828	(523)	12	(262)	3,058
Net income	—	—	297	—	—	297
Currency translation adjustment	—	—	—	10	—	10
Comprehensive income						307
Stock options exercised (including tax benefits of $20)	—	112	—	—	—	112
Stock-based compensation	—	5	—	—	—	5
Balance, December 31, 2004	$3	$3,945	$(226)	$22	$(262)	$3,482

See notes to consolidated financial statements

CAESARS ENTERTAINMENT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Years Ended December 31,
	2004	2003	2002
Operating activities
Net income (loss)	$297	$46	$(824)
Adjustments to reconcile net income (loss) to net cash provided by operating activities of continuing operations:
Depreciation and amortization	387	378	381
(Income) loss from discontinued operations	(122)	82	9
Impairment loss and other	(11)	—	—
Cumulative effect of accounting change	—	—	979
Investment gain	(3)	—	(44)
Amortization of debt issue costs	11	10	13
Tax benefit from stock option exercises	20	3	1
Change in working capital components:
Accounts receivable, net	(22)	13	29
Inventories, prepaids, and other	(14)	7	(1)
Accounts payable and accrued expenses	69	(31)	74
Income taxes payable	51	12	2
Change in deferred income taxes	28	(7)	7
Other	(3)	3	(6)
Net cash provided by operating activities of continuing operations	688	516	620
Investing activities
Capital expenditures	(538)	(314)	(327)
Proceeds from the sale of discontinued operations	286	—	—
Cash related to conversion from equity method to consolidation method of accounting for a subsidiary	9	—	—
Proceeds from the sale of property and equipment	16	—	—
Proceeds from sale of investment	8	—	120
Additional investments	(1)	(33)	—
Other	(9)	14	2
Net cash used in investing activities of continuing operations	(229)	(333)	(205)
Financing activities
Change in credit facilities	(569)	(293)	(469)
Payments on notes	(325)	(300)	(300)
Proceeds from issuance of notes	375	300	375
Purchases of treasury stock	—	—	(18)
Proceeds from exercise of stock options	92	21	10
Debt issuance costs	(25)	(4)	(8)
Other	5	3	2
Net cash used in financing activities of continuing operations	(447)	(273)	(408)
Cash related to discontinued operations	2	65	10
Increase (decrease) in cash and equivalents	14	(25)	17
Cash and equivalents at beginning of year	250	275	258
Cash and equivalents at end of year	$264	$250	$275
Supplemental Disclosures of Cash Flow Information
Non-cash investing and financing activities:
Conversion of investment in subsidiary to preferred stock in subsidiary	$116	$—	$—
Cash paid for:
Interest, net of amounts capitalized	$305	$333	$338
Income taxes, net of refunds	$104	$52	$73

See notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Presentation and Organization

The Company is a Delaware corporation formed in June 1998. The Company is primarily engaged, through subsidiaries, in the ownership, operation, and development of gaming facilities. The operations of the Company are currently conducted under the Caesars, Bally’s, Paris, Flamingo, Grand, Hilton, and Conrad brands. The Company, through subsidiaries, operates and consolidates sixteen wholly owned casino hotels located in the United States; of which seven are located in Nevada; three are located in Atlantic City, New Jersey; five are located in Mississippi; and one is located in New Orleans, Louisiana. Additionally, the Company manages and consolidates an 82 percent owned riverboat casino in Harrison County, Indiana (subsequent to December 31, 2004, the Company purchased the 18 percent owned by third parties and now the Company owns 100 percent of this property); manages and consolidates the casino operations of Caesars Palace at Sea on three cruise ships; manages and consolidates an 86 percent owned casino in Punta del Este, Uruguay and manages and consolidates two majority owned casinos in Nova Scotia, Canada. The Company partially owns and manages a casino located in Johannesburg, South Africa which is accounted for under the equity method. In Windsor, Canada, the Company has a 50 percent interest in a company that provides management services to the Casino Windsor. The Company also provides management services to two casinos in Queensland, Australia and the slot operations at the Dover Downs racetrack in Delaware. The management agreement with Dover Downs expired on December 31, 2004. The Company views each casino property as an operating segment and all such operating segments have been aggregated into one reporting segment. Each casino property derives its revenues primarily from casino operations, room rentals and food and beverage sales.

On July 14, 2004, the Company, Harrah’s Entertainment, Inc. (“Harrah’s”) and Harrah’s Operating Company, Inc., a wholly-owned subsidiary of Harrah’s, (“Harrah’s Operating”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), providing for the merger of the Company with and into Harrah’s Operating, which will be the surviving corporation. The Merger Agreement provides that each Company stockholder may elect to receive for each outstanding share of Company common stock either $17.75 in cash or 0.3247 shares of Harrah’s common stock. However, Harrah’s has limited the total (i) number of Harrah’s shares it will issue to the product of the Company’s outstanding number of shares multiplied by 0.6642 and further multiplied by the 0.3247 fraction referred to above (the “Stock Cap”) and (ii) cash it will issue to the product of the Company’s outstanding number of shares multiplied by 0.3358 and further multiplied by the $17.75 amount referred to above (the “Cash Cap”). To the extent that the Company’s stockholders elect to receive (i) Harrah’s stock in excess of the Stock Cap or (ii) cash in excess of the Cash Cap, then the merger consideration paid to the Company’s stockholders shall be pro rated between Harrah’s common stock and cash pursuant to the terms of the Merger Agreement. As of December 31, 2004, the outstanding number of shares of the Company’s common stock was approximately 313.8 million and using such number of shares, the aggregate merger consideration would equal (i) approximately 67.7 million shares of Harrah’s common stock and (ii) approximately $1.870 billion in cash. The transaction with Harrah’s closed on June 13, 2005.

The accompanying consolidated financial statements and related notes have been reclassified to report the Company’s properties which have been classified as held for sale (the Reno Hilton, Flamingo Laughlin and our Nova Scotia properties) during 2005 as discontinued operations.  (See Note 3)  These properties have been classified as discontinued operations for all periods presented in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

Note 2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, its subsidiaries, and investments in unconsolidated affiliates, which are 50 percent or less owned, that are accounted for under the equity method. The Company exercises significant influence over those investments accounted for under the equity method due to ownership percentages, board representation, and management agreements. All material intercompany accounts and transactions are eliminated. Minority interests for consolidated entities that are less than 100 percent owned were $16 million and $13 million at December 31, 2004 and 2003, respectively, and are included in other liabilities on the consolidated balance sheets.

Cash and Equivalents

Cash and equivalents include investments purchased with maturities of three months or less. The carrying value of such investments approximates its fair value.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of short-term investments and receivables.

The Company extends credit to certain casino customers following an evaluation of the creditworthiness of the individual. The Company maintains an allowance for doubtful accounts to reduce the casino receivables to their estimated collectible amount. As of December 31, 2004, management believes that there are no concentrations of credit risk for which an allowance has not been established and recorded. The collectibility of foreign and domestic receivables could be affected by future economic or other significant events in the United States or in the countries in which such foreign customers reside.

Currency Translation

Assets and liabilities denominated in foreign currencies are translated into U.S. dollars at year-end exchange rates. Revenue and expense accounts are translated at the average of exchange rates during the year. Gains and losses, net of applicable deferred income taxes, are reflected in stockholders’ equity. Gains and losses from foreign currency transactions are included in the consolidated statements of operations.

Inventories

Inventories, prepaids, and other at December 31, 2004 and 2003, include inventories of $40 million and $41 million, respectively. Inventories consist primarily of food and beverage items and are stated at the lower of cost or market. Cost is determined by the weighted-average cost method.

Property and Equipment

Property and equipment are stated at cost. Interest incurred during construction of facilities or expansions is capitalized at the Company’s weighted-average borrowing rate and amortized over the life of the related asset. Interest capitalization is ceased when a project is substantially completed or construction activities are no longer underway. Interest capitalized for the years ended December 31, 2004, 2003, and 2002 was $9 million, $5 million, and $9 million, respectively. Costs of improvements are capitalized. Costs of normal repairs and maintenance are charged to expense as incurred. Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation are removed from the respective accounts, and the resulting gain or loss, if any, is included in the consolidated statements of operations.

Depreciation is provided on a straight-line basis over the estimated useful life of the assets. Leasehold improvements are amortized over the shorter of the asset life or lease term. The service lives of assets are generally 30 to 40 years for buildings and riverboats and 3 to 10 years for furniture and equipment.

The carrying values of the Company’s assets are reviewed when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Asset impairment is determined to exist if estimated future cash flows, undiscounted and without interest charges, are less than the carrying amount. Assets are grouped at the property level when estimating future cash flows for determining whether an asset has been impaired. If it is determined that an impairment has occurred, then an impairment loss is recognized in the consolidated statements of operations. During the year ended December 31, 2004, the Company recognized an impairment loss of $9 million ($6 million, net of taxes) related to its Caesars Tahoe property. During the year ended December 31, 2003, the Company recognized an impairment loss of $89 million ($58 million, net of taxes) related to its Flamingo Laughlin property. These impairments are included in discontinued operations (See Note 3).

Goodwill

As of January 1, 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” As a result of adopting SFAS No. 142, goodwill is no longer amortized. Goodwill and intangible assets are required to be tested at least annually for impairment. Upon the adoption of SFAS No. 142, each property with assigned goodwill was valued as an operating entity and the Company recorded an impairment charge of $979 million which was recorded as a cumulative effect of accounting principle change in the first quarter of 2002 (See Note 4).

Unamortized Debt Issue Costs

Debt discount and issuance costs incurred in connection with the issuance of long-term debt are capitalized and amortized to interest expense based on the related debt agreements using the straight-line method which approximates the effective interest method. Unamortized debt issuance costs are included in other assets on the consolidated balance sheets.

Self-Insurance

The Company is self-insured for various levels of general liability, workers’ compensation, and employee medical and life insurance coverage. Self-insurance reserves are estimated based on the Company’s claims experience and are included in accrued expenses on the consolidated balance sheets.

Revenue Recognition

Casino revenues are derived primarily from patrons wagering on slot machines, table games and other gaming activities. Table games generally include Blackjack or Twenty One, Craps, Baccarat and Roulette. Other gaming activities include Keno, Poker and Race and Sports. Casino revenue is defined as the net win from gaming activities, computed as the difference between gaming wins and losses, not the total amounts wagered. Casino revenue is recognized at the end of each gaming day.

Room revenues are derived from rooms and suites rented to guests. Room revenue is recognized at the time the room is provided to the guest.

Food and beverage revenues are derived from food and beverage sales in the food outlets of the Company’s casino hotels, including restaurants, room service and banquets. Food and beverage revenue is recognized at the time the food and/or beverage is provided to the guest.

Other revenues include retail sales, entertainment sales, telephone, management fee income, and other miscellaneous income at the Company’s casino hotels. Like room revenues and food and beverage revenues, these revenues are recognized at the time the service is provided.

The revenue components presented in the consolidated statements of operations exclude the retail value of rooms, food and beverage, and other goods or services provided to customers on a complimentary basis. Complimentary revenues from continuing operations which have been excluded from the accompanying consolidated statements of operations are as follows:

	2004	2003	2002
	(in millions)
Rooms	$163	$159	$164
Food and beverage	246	252	259
Other	33	27	25
Total complimentary revenues	$442	$438	$448

The estimated departmental costs from continuing operations providing these complimentaries are classified in the consolidated statements of operations as an expense of the department issuing the complimentary, primarily the casino department, and are as follows:

	2004	2003	2002
	(in millions)
Rooms	$59	$61	$62
Food and beverage	217	214	213
Other	33	27	25
Total cost of promotional allowances	$309	$302	$300

Loyalty Club Program

The Company offers its guests the opportunity to earn points redeemable for cash and complimentary rooms and food and beverage based on their level of gaming and non-gaming activities while at its properties. An accrual is recorded as points are earned based upon expected redemption rates and, in the case of complimentaries, the estimated cost of the complimentary to be provided.

Advertising Expense

Advertising expense includes the costs associated with the production of advertisements and the communication of those advertisements. Advertising costs are expensed as incurred in accordance with Statement of Position (“SOP”) 93-7, “Reporting on Advertising Costs.” Advertising expense from continuing operations was $54 million, $56 million, and $48 million for the years ended December 31, 2004, 2003 and 2002, respectively.

Pre-Opening Expense

Pre-opening expense includes operating expenses and incremental salaries and wages directly related to a facility or project during its construction. Costs of start-up activities are expensed as incurred in accordance with SOP 98-5, “Reporting on the Costs of Start-Up Activities.” Pre-opening expense for the year ended December 31, 2004 was $7 million and related to the production and premiere of the musical “We Will Rock You” at Paris Las Vegas and the opening of the Roman Plaza at Caesars Palace. For the year ended December 31, 2003, the Company incurred $1 million of pre-opening expense associated with the opening of “A New Day….” starring Celine Dion at Caesars Palace. For the year ended December 31, 2002, the Company incurred $1 million of pre-opening expense related to a new hotel at Caesars Indiana.

Earnings (Loss) Per Share (“EPS”)

In accordance with the provisions of SFAS No. 128, “Earnings per Share,” basic EPS is calculated by dividing net income (loss) by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the effect of potential common stock, which consists primarily of assumed stock option exercises. The weighted-average number of common shares outstanding used in the computation of basic and diluted earnings per share is as follows:

	December 31,
	2004	2003	2002
	(in millions)
Weighted average number of common shares outstanding—basic	309	302	301
Potential dilution from equity grants	7	2	3
Weighted average number of common shares outstanding—diluted	316	304	304

For the years ended December 31, 2004, 2003 and 2002, 1 million, 15 million, and 15 million shares, respectively, would have been included in the calculation of diluted EPS; however the exercise price of those options exceeded the average market price. In April 2004, the Company issued $375 million contingent convertible senior notes due 2024. The notes are convertible into cash and shares of the Company’s common stock upon the occurrence of certain events described in Note 9. Shares potentially issuable upon conversion are not included in the calculation of diluted EPS because the Company’s common stock price has not exceeded the conversion price.

Stock-Based Compensation

At December 31, 2004, the Company has Stock Incentive Plans, which are described more fully in Note 12. The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock-based compensation plans using the intrinsic value method. Accordingly, no compensation expense is reflected in net income (loss) for stock options, as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. Stock-based compensation reflected in the as reported net income (loss) includes expense for the Supplemental Retention Plan (see Note 13), restricted stock units and performance awards. Had compensation cost for the Company’s Stock Incentive Plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123 “Accounting for Stock-Based Compensation,” the Company’s net income (loss) and net income (loss) per share would have been reduced to the pro forma amounts indicated below:

	2004	2003	2002
	(in millions, except per share amounts)
Net income (loss), as reported	$297	$46	$(824)
Add: Stock-based employee compensation expense included in reported net income (loss), net of related taxes	3	2	1
Deduct: Total stock-based employee compensation expense determined under the fair value method, net of related taxes	(11)	(14)	(15)
Pro forma net income (loss)	$289	$34	$(838)
Earnings (loss) per share:
Basic, as reported	$0.96	$0.15	$(2.74)
Basic, pro forma	$0.94	$0.11	$(2.78)
Diluted, as reported	$0.94	$0.15	$(2.71)
Diluted, pro forma	$0.91	$0.11	$(2.76)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2004, 2003 and 2002, respectively: dividend yield of zero percent for each of the three years; expected volatility of 41 percent, 44 percent and

40 percent for the years ended December 31, 2004, 2003 and 2002, respectively; risk-free interest rates of 3.80, 3.29 and 4.59 percent and expected life of six years for each of the options granted. The weighted-average fair value per share of options granted was $6.96 for 2004, $3.57 for 2003, and $4.61 for 2002.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Related Party Transactions

The Company’s related party transactions generally fall into the following categories:

•       Payments of professional fees to firms affiliated with certain members of the Company’s Board.

•       Payments to Hilton Hotels Corporation for certain trade name usage, assignment, service and license agreements which agreements were entered into as part of the spin-off in 1998 from Hilton Hotels Corporation.

Such transactions totaled $7 million for the year ended December 31, 2004 and $9 million for each of the years ended December 31, 2003 and 2002.

Reclassifications

The consolidated financial statements for prior years reflect certain reclassifications, including discontinued operations as described in Note 3, to conform to classifications adopted in the current year. These reclassifications have no effect on previously reported net income (loss).

Recently Issued Accounting Standards

In September 2004, the Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board (FASB) reached a consensus on issue No. 04-08, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share” (EITF 04-08), which is effective for reporting periods ending after December 15, 2004. EITF 04-08 requires companies to include shares issuable under convertible instruments in diluted earnings per share computations (if dilutive) regardless of whether the market price trigger (or other contingent feature) has been met. In addition, prior period earnings per share amounts presented for comparative purposes must be restated. In April 2004, the Company issued contingent convertible notes with terms as described in Note 9. In accordance with EITF 04-08, there will be no impact on the future diluted earnings per share calculated related to these notes unless the Company’s common stock price exceeds the conversion price. In that situation, the Company would reflect the additional common shares in the calculation of diluted earnings per share using the treasury share method. Upon consummation of the merger into Harrah’s, the conversion price was adjusted in accordance with the terms of the indenture agreement for the convertible bonds. Harrah’s stock price at June 30, 2004, exceeded the conversion price; therefore, Harrah’s reflected additional common shares in the calculation of its diluted earnings per share at June 30, 2005.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs.” The statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of the statement will not have a material effect on the Company’s financial condition or results of operations.

In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment,” which requires all companies to measure compensation costs for all share-based payments (including employee stock options) at fair value. This statement will be effective for public companies for interim or annual periods beginning after June 15, 2005. The Company is currently in the process of determining the impact this statement will have on its financial condition or results of operations.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets.” This statement is based on the principle that exchanges of nonmonetary assets should be measured based on fair value of the assets exchanged. This statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company believes that the adoption of this statement will not have a material effect on the Company’s financial condition or results of operations.

Note 3. Discontinued Operations

Las Vegas Hilton

On December 24, 2003, the Company entered into a definitive agreement to sell the Las Vegas Hilton to an unrelated third party. This transaction was completed in June 2004 resulting in an after tax gain of $87 million. The gain is included in income from discontinued operations for the year ended December 31, 2004. The Company received cash of approximately $286 million for the property, building, equipment and working capital that comprise the Las Vegas Hilton. The proceeds from the sale were used to reduce outstanding debt balances.

Atlantic City Hilton and Bally’s Casino Tunica

On September 27, 2004, the Company entered into an agreement to sell certain assets and related liabilities of the Atlantic City Hilton and Bally’s Casino Tunica to an unrelated third party for $612 million. This transaction was completed in April 2005 resulting in an after-tax gain of approximately $20 million in the second quarter of 2005.

Bally’s Casino New Orleans

On October 22, 2004, the Company entered into an agreement to sell its equity interests in Belle of Orleans, LLC, which operates Bally’s Casino New Orleans, to an unrelated third party for $24 million. This transaction was completed in June 2005.

Caesars Tahoe

On November 19, 2004, the Company entered into an agreement to sell certain assets and related liabilities of Caesars Tahoe to an unrelated third party for $45 million. This transaction was completed in June 2005.

Caesars Gauteng

On December 24, 2004, the Company entered into a definitive agreement to sell its ownership and management interests in Caesars Gauteng for approximately $145 million. This transaction was completed in March 2005 resulting in an after-tax gain of approximately $68 million in the first quarter of 2005.

Reno Hilton

On May 22, 2005, the Company entered into a definitive agreement to sell its Reno Hilton casino resort to an unrelated third party for approximately $150 million.  The transaction is expected to close by the end of the fourth quarter of 2005 and is subject to customary regulatory approvals and closing conditions outlined in the purchase agreement.  The estimated selling price of the assets less the costs to sell this property exceeds its carrying value; therefore no loss has been recognized.

Nova Scotia Casinos

On May 16, 2005, the Company entered into a definitive agreement to sell its interest in the company that owns and operates two Nova Scotia gaming properties, Casino Nova Scotia Halifax and Casino Nova Scotia Sydney, for approximately US $70 million.  That transaction closed on May 30, 2005.  A government-owned Nova Scotia gaming corporation acquired from a Caesars subsidiary its 95 percent ownership interest in a Nova Scotia partnership that owns and operates the two Nova Scotia casino properties.

Flamingo Laughlin and Halifax Hotel

Upon completion of the merger of the Company with Harrah’s Operating on June 13, 2005, Harrah’s decided to sell the Flamingo Laughlin casino and a hotel in Halifax, Nova Scotia, and such assets are classified as held for sale and their operating results are classified as discontinued operations.

The results of the properties discussed above are classified as discontinued operations and the consolidated financial statements for all prior periods have been adjusted to reflect this presentation. Interest expense has been allocated to the income from discontinued operations based on the ratio of the discontinued operations’ net assets to the consolidated net assets. In accordance with generally accepted accounting principles, the assets held for sale are no longer depreciated. The assets and liabilities are classified as assets held for sale and liabilities related to assets held for sale in the accompanying consolidated balance sheets as of December 31, 2004 and 2003.

Summary operating results of the properties noted above are as follows:

	2004	2003	2002
	(in millions)
Net revenues	$917	$1,025	$1,034
Operating income	$93	$(58)	$41
Interest expense	(37)	(44)	(52)
Income tax (provision) benefit	(20)	21	2
Minority interest	(1)	(1)	—
Gain on sale, net of taxes of $47 million	87	—	—
Income (loss) from discontinued operations	$122	$(82)	$(9)

Caesars Tahoe Impairment Losses

During the third quarter of 2004, the Company recognized a $9 million impairment charge ($6 million, net of taxes) related to its Caesars Tahoe property. In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company determined there were indications of impairment when, during the third quarter of 2004, offers to purchase the Company’s Caesars Tahoe property were submitted to the Company and reviewed by management. Based on the Company’s analysis, management determined that the book value of the property exceeded the fair market value by approximately $9 million. The write-down is included in operating income in the table above.

During the fourth quarter of 2003, the Company completed the annual impairment testing of goodwill and indefinite-lived intangible assets in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” The Company engaged an independent company to assist in the valuation of properties with a significant amount of assigned goodwill. The fair value of the operating entities was determined using a combination of a discounted cash flow model, a guideline company method using valuation multiples and similar transaction method. Based on this analysis, the Company recorded a goodwill impairment charge of $38 million at Caesars Tahoe in the fourth quarter of 2003. The impairment resulted from a decline in operations at Caesars Tahoe, as well as lower future expectations attributable to the increased competition from Native American gaming in Northern California. Competition from these Native American properties increased significantly with the opening of a new casino hotel in 2003 near Sacramento, California, which is a primary feeder market for Caesars Tahoe. The write-down is included in operating income in the table above.

Flamingo Laughlin Impairment Loss

Due to the continued proliferation of Native American gaming in Arizona and Southern California, the Laughlin, Nevada market suffered substantially increased competition. Because of the increased competition, Flamingo Laughlin experienced a decline in its operating results. Due to the decline in operations and lower future expectations, the Company, in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” determined the carrying value of Flamingo Laughlin’s long-lived assets exceeded their fair market value.

The Company engaged an independent company to assist in determining the fair value of Flamingo Laughlin’s long-lived assets. The fair value was determined by a combination of a discounted cash flow model, a guideline company method, and similar transaction method. Based on this analysis, the carrying value of the long-lived assets exceeded the fair value by $89 million. Accordingly, an impairment loss was recognized during the year ended December 31, 2003. The write-down is included in operating income in the table above.

Bally’s Casino New Orleans Transaction

In December 2002, the Company settled certain litigation regarding the Belle of Orleans, L.L.C. (the “Belle”). The settlement provided for a cash payment of $21 million for the Company’s subsidiary, Bally’s Louisiana, Inc., to purchase the 50.1 percent interest of the Belle which it did not own and to dismiss all outstanding litigation with prejudice. In connection with this transaction, the Company recorded a $43 million charge ($28 million, net of taxes) for the buyout of its partner, Metro Riverboat Associates, the settlement of all outstanding litigation involving the partnership and the revaluation of the Bally’s Casino New Orleans. The charge is included in operating income in the table above.

Assets held for sale and liabilities related to assets held for sale are as follows:

	December 31,
	2004	2003
	(in millions)
Cash and equivalents	$62	$73
Accounts receivable, net	6	29
Inventories, prepaids and other	12	18
Property and equipment, net	608	781
Goodwill	108	108
Investments	49	40
Other assets	92	96
Total assets held for sale	$937	$1,145
Accounts payable	$5	$7
Accrued expenses	29	72
Other liabilities	14	11
Total liabilities related to assets held for sale	$48	$90

Note 4. Goodwill and Other Intangible Assets

On January 1, 2002, the Company adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets.” Under SFAS No. 142, goodwill and indefinite-lived intangible assets are no longer amortized but are reviewed at least annually for impairment.

As of January 1, 2002, the Company had approximately $1.8 billion of unamortized goodwill. Approximately two-thirds of the total related to the acquisition of the Bally’s properties in 1996, while the remainder related primarily to the Caesars acquisition in December 1999. In accordance with the initial adoption of SFAS No. 142, each property with assigned goodwill is to be valued as an operating entity. If the fair value of the operating entity is greater than the book value, including assigned goodwill, no further testing is required. However, if the book value, including goodwill, is greater than the fair value of the operating entity, the assets and liabilities of the operating entity are required to be valued. The difference between the fair value of the operating entity and the fair value of the assets is the implied fair value of goodwill. To the extent that the implied fair value of goodwill is less than the book value of goodwill, an impairment charge is recognized as a cumulative effect of accounting change upon adoption.

The Company engaged an independent company to assist in the valuation of properties with a significant amount of assigned goodwill. The fair value of the operating entities was determined using a combination of a discounted cash flow model, a guideline company method using valuation multiples and similar transactions method. Based on this analysis and the tests noted above, the Company completed its implementation analysis of goodwill arising from prior acquisitions and recorded an impairment charge of $979 million which was recorded as a cumulative effect of accounting change in the first quarter of 2002.

During the fourth quarters of 2004 and 2003, the Company completed the annual impairment testing of goodwill and indefinite-lived intangible assets with the assistance of an independent company. Except as noted in Note 3, there were no additions or adjustments to goodwill during the years ended December 31, 2004 or 2003.

Note 5. Accounts Receivable

Accounts receivable balances are as follows:

	December 31,
	2004	2003
	(in millions)
Casino	$194	$187
Hotel and other	51	37
	245	224
Less allowance for doubtful accounts	(67)	(70)
Total	$178	$154

The provision for estimated uncollectible receivables from continuing operations, primarily included in casino expenses, was $26 million, $38 million and $54 million for the years ended December 31, 2004, 2003 and 2002, respectively.

Note 6. Investments

Investments in and notes from affiliates are as follows:

	December 31,
	2004	2003
	(in millions)
Investments	$35	$61
Notes receivable	—	80
Total	$35	$141

Investments in less than 50 percent owned unconsolidated affiliates, includes a casino management company in Windsor, Canada and our investment in the Las Vegas Monorail at December 31, 2004. At December 31, 2003, investments also includes Baluma Holdings, S.A. and Margaritaville as described below.

Investment in Baluma Holdings, S.A.

Over the past several years, the Company has loaned to Baluma Holdings, S.A. (“Holdings”) $80 million (the “Baluma Notes”). Holdings is the ultimate parent of Baluma, S.A. (“Baluma”) the entity that owns the Conrad Punta del Este (the “Resort”), in Punta del Este, Uruguay. The Baluma Notes were included in investments on the December 31, 2003 balance sheet. The principal, together with certain accrued and unpaid interest, was not repaid. The Baluma Notes were secured by a first priority lien on all the assets comprising the

Resort and the stock of Baluma. In October 2003, the Board of Directors of Baluma agreed to restructure the indebtedness owed to the Company by exchanging the Baluma Notes together with accrued and unpaid interest for 7 percent convertible preferred stock of Holdings. In September 2004, the Company completed the restructuring, increasing (i) its ownership to approximately 86 percent and (ii) its seats on Baluma’s Board of Directors to seven of the eleven seats. As a result of the restructuring, the Company converted its investment balance and the Baluma Notes to equity and began consolidating the results of operations and financial condition of Baluma beginning in September 2004.

Las Vegas Monorail

Pursuant to an agreement entered into in September 2000, the Company purchased in 2003 $15 million in bonds issued by the Las Vegas Monorail Company (“LVMC”), which are included in investments in the table above. The bonds accrue (but do not pay) interest at an accrual rate of 9%. Principal and accrued and unpaid interest are due in 2040. The LVMC has developed a monorail system in Las Vegas, which is approximately four miles long and has seven stations directly connecting eight hotel casinos on the east side of the Las Vegas Strip to the Las Vegas Convention Center. Two of the seven station stops are located at the Company’s properties: Bally’s Las Vegas, and Flamingo Las Vegas.

Margaritaville Café

In 2003, the Company invested in a joint venture with an entity indirectly controlled by Jimmy Buffett, to construct and operate the Margaritaville Café at the Flamingo Las Vegas. The Company has invested $17 million which is included in investments in the table above at December 31, 2003. Jimmy Buffett’s Margaritaville Café opened in December 2003. In the first quarter of 2004, in accordance with FIN 46R, “Consolidation of Variable Interest Entities,” the Company began to consolidate the financial position and results of operations of this entity.

Note 7. Property and Equipment

Property and equipment balances are as follows:

	December 31,
	2004	2003
	(in millions)
Land	$1,604	$1,561
Buildings, riverboats and leasehold improvements	5,362	5,196
Furniture and equipment	1,189	1,263
Construction in progress	304	58
	8,459	8,078
Less accumulated depreciation and amortization	(1,477)	(1,377)
Total	$6,982	$6,701

Note 8. Accrued Expenses

Accrued expenses are as follows:

	December 31,
	2004	2003
	(in millions)
Compensation and benefits	$182	$166
Interest	65	71
Gaming and property taxes	59	58
Customer deposits	45	46
Outstanding casino chip liability	28	20
Loyalty club programs	26	30
Other	198	151
Total	$603	$542

Note 9. Debt

Long-term debt balances are as follows:

	December 31,
	2004	2003
	(in millions)
Credit Facilities	$573	$1,142
7.0% Senior Notes, due 2004	—	325
8.5% Senior Notes, due 2006, net of unamortized discount of $1 million and $2 million in 2004 and 2003, respectively	399	398
7.5% Senior Notes, due 2009	425	425
7.0% Senior Notes, due 2013	300	300
7.875% Senior Subordinated Notes, due 2005	400	400
9.375% Senior Subordinated Notes, due 2007	500	500
8.875% Senior Subordinated Notes, due 2008	400	400
7.875% Senior Subordinated Notes, due 2010	375	375
8.125% Senior Subordinated Notes, due 2011, net of unamortized discount of $2 million	348	348
Floating Rate Contingent Convertible Senior Notes, due 2024	375	—
Other	50	4
	4,145	4,617
Less current maturities	(8)	(1)
Market value of interest rate swaps	6	2
Net long-term debt	$4,143	$4,618

Debt maturities during the next five years and thereafter are as follows:

(in millions)
2005	$8
2006	415
2007	524
2008	491
2009	1,290
Thereafter	1,417
$4,145

The consolidated balance sheets as of December 31, 2004 and 2003, exclude from current maturities the $400 million 7.875% Senior Subordinated Notes due December 2005 and the $325 million 7.0% Senior Notes due July 2004, respectively. These amounts are classified as long-term because the Company has both the intent and the ability to refinance these notes using availability under the long-term portion of its Credit Facility.

In April 2004, the Company entered into a new $2.0 billion senior credit facility, which expires in April 2009, and is comprised of a $700 million term loan and a $1.3 billion revolver (collectively, the “Credit Facility”) and terminated its previous credit facilities. During 2004, the Company used excess cash to reduce the outstanding balance on the term loan to $500 million, thereby reducing the overall availability under the Company’s Credit Facility from $2.0 billion to $1.8 billion. As of December 31, 2004, $500 million was outstanding under the term loan and no amounts were outstanding under the revolver. The Company is required to make repayments of the term loan under the Credit Facility in the following amounts on the last day of the following fiscal quarters: $3.5 million on the last day of the fiscal quarter ending June 30, 2006 and each fiscal quarter thereafter through and including March 31, 2007; $5.25 million on the last day of the fiscal quarter ending June 30, 2007 and each fiscal quarter thereafter through and including March 31, 2008; and $26.25 million on the last day of the fiscal quarter ending June 30, 2008 and each fiscal quarter thereafter through and including

March 31, 2009. Once repaid, the availability of the term loan component is permanently reduced. Amounts paid down under the revolver may be reborrowed.

As of December 31, 2004, the Company had $42 million in letters of credit outstanding; of which $26 million reduce the availability of the Credit Facility.

The Credit Facility contains financial covenants including a maximum leverage ratio (consolidated debt divided by consolidated ebitda, as defined in the Credit Facility) of 5.00:1.00 and a minimum interest coverage ratio (consolidated ebitda, as defined in the Credit Facility, divided by consolidated interest expense) of 2.75:1.00. The maximum leverage ratio is 5.00:1.00 for the quarterly testing periods ended December 31, 2004 through and including September 30, 2005, 4.75:1.00 for the quarterly testing periods ending December 31, 2005 and March 31, 2006, and 4.50:1.00 for the quarterly testing periods ending June 30, 2006 and thereafter. The interest coverage ratio remains 2.75:1.00 for all quarterly testing periods. The Company is required to compute its actual leverage and interest coverage ratios on a rolling twelve-month basis as of the end of each calendar quarter. If the Company is not in compliance with the required covenant ratios, an event of default would occur, which if not cured, could cause the entire outstanding borrowings under the Credit Facility to become immediately due and payable as well as trigger the cross default provisions of other debt issues. As of December 31, 2004, the Company was in compliance with all applicable covenants.

Borrowings under the Credit Facility bear interest at a floating rate and may be obtained, at the Company’s option, as LIBOR advances for varying periods, or as base rate advances, each adjusted for an applicable margin (as further described in the Credit Facility). The Company has historically borrowed using LIBOR advances and expects to continue doing so for the foreseeable future. The Company pays a margin over LIBOR which is a function of the Company’s leverage ratio and the Company’s credit rating. This margin is adjusted quarterly. Based on the Company’s leverage ratio and credit rating as of December 31, 2004, the margin over LIBOR was 115 basis points.

The maximum borrowing cost for LIBOR loans under the Credit Facility is LIBOR plus 175 basis points. This margin is adjusted for pre-determined discounts based on the Company’s leverage ratios. The weighted average interest rate on outstanding borrowings under the Credit Facility was 3.58 percent at December 31, 2004 and 2.48 percent at December 31, 2003.

The Company currently plans to apply the proceeds from the pending asset sales described in Note 3 to reduce borrowings outstanding under the Credit Facility, and if so applied, there should be no borrowings outstanding at the close of the pending transaction with Harrah’s. The Credit Facility contains certain provisions that would restrict the pending merger with Harrah’s unless amended or waived, and there can be no assurance that such amendments or waivers will be obtained.

In a program designed for short-term borrowings at lower interest rates than under the Company’s Credit Facility, the Company has entered into an uncommitted line of credit with a lender whereby the Company can borrow up to $100 million for periods of ninety days or less. At December 31, 2004 and 2003, the Company had $73 million and $0, respectively, outstanding under this agreement, which expires March 2005. These amounts are classified as long-term because the Company has both the intent and the ability to refinance these notes using availability under the long-term portion of its Credit Facility. The Company is required to maintain availability under its Credit Facility in an amount equal to the amount outstanding under this short term borrowing program. Borrowings bear interest at current market rates. The interest rate on the outstanding borrowing at December 31, 2004 was 3.35 percent. Interest rates on amounts borrowed under this agreement during 2004 ranged from 2.10 percent to 3.41 percent, and during 2003 the rates ranged from 2.04 percent to 2.98 percent.

As of December 31, 2004, the Company’s consolidated debt balance includes $47 million of notes issued by Baluma Holdings, S.A. (See Note 6) which the Company began consolidating in September 2004 due to an ownership restructuring. The notes bear interest of LIBOR plus 450 basis points and have annual principal reductions with the final maturity in December 2010.

The estimated fair value of long-term debt (including current maturities) at December 31, 2004 and 2003 was $4.5 billion and $5.0 billion, respectively. The fair values of the Company’s public debt securities are based on the quoted market prices for the same or similar issues, and the fair value of borrowings under the credit facilities is assumed to be book value due to the short-term nature of such borrowings.

Contingent Convertible Senior Notes

In April 2004, the Company issued $375 million Floating Rate Contingent Convertible Senior Notes due 2024 through a private placement offering to institutional investors. The notes bear interest at an annual rate equal to the three month LIBOR, adjusted quarterly. The notes are convertible into cash and shares of common stock in the following circumstances:

•       during any fiscal quarter commencing after the date of original issuance of the notes, if the closing sale price of the Company’s common stock for 20 out of 30 consecutive trading days during the previous quarter is more than 120% of the conversion price of the notes on the last trading day of the previous quarter;

•       the Company has called the notes for redemption and the redemption has not yet occurred;

•       during the five trading day period immediately after any five consecutive trading day period in which the trading price of the notes per $1,000 principal amount for each day of such period was less than 95% of the product of the closing sale price of the Company’s common stock on such day multiplied by the number of shares issuable upon conversion; provided that, if on such date, the common stock price is between the Conversion Price and 120% of the Conversion Price, as defined, then the holders will receive the principal amount of the notes surrendered plus accrued but unpaid interest; or

•       upon the occurrence of specified corporate transactions as defined in the indenture covering these notes.

Holders may convert any outstanding notes into cash and shares of the Company’s common stock at an initial conversion price per share of $22.29. This represents a conversion rate of approximately 44.8632 shares of common stock per $1,000 principal amount of notes (the “Conversion Rate”). Subject to certain exceptions described in the indenture covering these notes, at the time the notes are tendered for conversion, the value (the “Conversion Value”) of the cash and shares of the Company’s common stock, if any, to be received by a holder converting $1,000 principal amount of the notes will be determined by multiplying the Conversion Rate by the “Ten Day Average Closing Stock Price,” which equals the average of the closing per share prices of the Company’s common stock on the New York Stock Exchange on the ten consecutive trading days beginning on the second trading day following the day the notes are submitted for conversion. The Conversion Value will be delivered to holders as follows: (1) an amount in cash (the “Principal Return”) equal to the lesser of (a) the aggregate Conversion Value of the notes to be converted and (b) the aggregate principal amount of the notes to be converted, and (2) if the aggregate Conversion Value of the notes to be converted is greater than the Principal Return, an amount in shares (the “Net Shares”) equal to such aggregate Conversion Value less the Principal Return (the “Net Share Amount”). The Company will pay the Principal Return and deliver the Net Shares, if any, as promptly as practicable after determination of the Net Share Amount. The number of Net Shares to be paid will be determined by dividing the Net Share Amount by the Ten Day Average Closing Stock Price.

The Company filed a registration statement to register these notes on behalf of the holders of the notes under the Securities Act of 1933, as amended, and such registration statement was declared effective by the United States Securities and Exchange Commission on November 8, 2004.

The notes are redeemable by the Company at any time on or after April 20, 2009 at 100 percent of the principal amount of the notes plus accrued and unpaid interest. Holders may require the Company to purchase all or a portion of these notes on April 15, 2009, 2014, and 2019 at 100 percent of the principal amount of the notes plus accrued and unpaid interest. The notes are unsecured obligations, rank equal with the Company’s other senior indebtedness and are senior to all the Company’s subordinated indebtedness.

Interest Rate Swaps

Pursuant to the Company’s risk management policy, management may engage in actions to manage the Company’s interest rate risk position. During 2003, the Company entered into four interest rate swaps representing $300 million notional amount with members of its bank group to manage interest expense. The interest rate swaps have converted a portion of the Company’s fixed-rate debt to a floating rate (“fair value hedges”). Under the agreements, the Company receives a fixed interest rate of 7 percent and pays a variable interest rate based on a margin above LIBOR on the $300 million notional amount. The interest rate swaps mature in 2013. The net effect of the interest rate swaps resulted in a reduction in interest expense of $9 million and $2 million for the years ended December 31, 2004 and 2003, respectively.

These interest rate swaps meet the shortcut criteria under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” which permits the assumption of no ineffectiveness in the hedging relationship between the swap and the underlying hedged asset or liability. As such, there is no income statement impact from changes in the fair value of the hedging instruments. Instead, the fair value of the instrument is recorded as an asset or liability on the Company’s balance sheet with an offsetting adjustment to the carrying value of the related debt. In accordance with SFAS No. 133, the Company recorded other long-term assets of $6 million and $2 million as of December 31, 2004 and 2003, respectively, representing the fair value of the interest rate swaps and a corresponding increase in long-term debt, as these interest rate swaps are considered highly effective under the criteria established by SFAS No. 133.

Note 10.   Income Taxes

Income from continuing operations before taxes includes amounts from our international operations of $25 million, $27 million, and $28 million for the years ended December 31, 2004, 2003 and 2002, respectively. The provision for income taxes are as follows:

	December 31,
	2004	2003	2002
	(in millions)
Current
Federal	$133	$26	$54
State, foreign, and local	25	27	41
	158	53	95
Deferred	(4)	39	9
Total	$154	$92	$104

The income tax effects of temporary differences between financial and income tax reporting that gave rise to deferred income tax assets and liabilities are as follows:

	December 31,
	2004	2003
	(in millions)
Deferred tax assets
Accrued expenses	$76	$71
Insurance and other reserves	33	46
Benefit plans	20	17
Pre-opening expense	20	20
Foreign tax credit carryovers	62	57
Other	46	48
	257	259
Valuation allowance	(22)	(22)
	235	237
Deferred tax liabilities
Fixed assets, primarily depreciation	(1,019)	(993)
Other	(115)	(116)
	(1,134)	(1,109)
Net deferred tax liability	$(899)	$(872)

If unused, foreign tax credit carryovers of $10 million, included in the table above, will expire during the period 2010 through 2013.

A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:

	2004	2003	2002
Federal income tax rate	35.0%	35.0%	35.0%
Foreign, state and local income taxes, net of federal tax benefits	7.9	6.3	7.2
Tax return true-up and permanent items	3.1	0.1	(4.4)
Effective tax rate	46.0%	41.4%	37.8%

The Internal Revenue Service is currently examining federal income tax returns for the years ended December 31, 2001, 2000 and 1999, and has indicated to the Company that it intends to examine the Company’s federal income tax returns for the years ended December 31, 2004 (which has not yet been filed), 2003 and 2002 once the current examination concludes. The Company is also under examination in various states for income and franchise tax matters. The Company believes that any tax liability arising from the examinations will not have a material impact on its financial position and results of operations.

The American Jobs Creation Act of 2004 created a special one-time deduction relating to the repatriation of foreign earnings. With respect to its share of the undistributed earnings of its foreign affiliates, the Company is currently evaluating the potential effect of the deduction, and expects to complete its evaluation by December 31, 2005.

Note 11.   Stockholders’ Equity

Four hundred million shares of common stock with a par value of $0.01 per share are authorized. As of December 31, 2004, 336.9 million shares were issued and 313.8 million were outstanding. As of December 31, 2003, 326.9 million shares were issued and 303.8 million shares were outstanding. One hundred million shares of preferred stock with a par value of $0.01 per share are authorized, of which no amounts have been issued.

The Board of Directors has approved an aggregate of 40 million shares under a common stock repurchase program. No shares were repurchased during the years ended December 31, 2004 and 2003. Cumulatively, through December 31, 2004, the Company repurchased a total of 23.1 million shares of its common stock at an average price of $11.31 resulting in 16.9 million shares remaining available under the stock repurchase program.

The Company has a Preferred Share Purchase Rights Plan under which a right (collectively, “Rights”) is attached to each share of the Company’s common stock. The Rights may only become exercisable under certain circumstances involving actual or potential acquisitions of the Company’s common stock by a specified person or affiliated group. Depending on the circumstances, if the Rights become exercisable, the holder may be entitled to purchase units of the Company’s junior participating preferred stock, shares of the Company’s common stock or shares of common stock of the acquiror. The Rights remain in existence until 2008 unless they are terminated, exercised or redeemed. Pursuant to the Agreement and Plan of Merger, dated July 14, 2004, the Company amended the Preferred Share Purchase Rights Plan so that the pending merger with Harrah’s would not cause the Rights to become exercisable.

Note 12.   Equity Awards

In 2004, the Company’s Board of Directors adopted, and its stockholders approved, the Caesars Entertainment, Inc. 2004 Long Term Incentive Plan. This plan replaces the Company’s 1998 Stock Incentive Plan and the 1998 Independent Directors Stock Option Plan. While no further awards will be made under the either of the 1998 plans, any awards outstanding remain in effect with the same terms and conditions as when granted. Pursuant to the 2004 Long Term Incentive Plan, the maximum number of shares of common stock with respect to which awards may be granted under the plan is 20 million shares. The plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units and other stock based awards to directors, officers, employees and consultants of the Company. Stock options may be granted to purchase common stock at not less that the fair market value at the date of grant. Generally, options vest and may be exercised in installments commencing one year from the date of grant and have a term of not longer than 10 years.

The following table summarizes information about stock options for the years ended December 31:

	2004		2003		2002
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding at beginning of year	27,666,182	$9.33	28,005,506	$9.34	27,267,851	$9.17
Granted	1,441,800	15.33	4,462,500	7.63	3,023,193	10.01
Exercised	(9,682,420)	9.27	(2,858,856)	6.43	(963,160)	6.86
Cancelled	(1,027,299)	9.81	(1,942,968)	9.90	(1,322,378)	9.39
Outstanding at end of year	18,398,263	9.80	27,666,182	9.33	28,005,506	9.34
Options exercisable at end of year	11,714,423	$9.36	19,161,844	$9.33	20,703,536	$8.92
Options available for grant at end of year	17,902,000		5,851,145		8,370,677

The following table summarizes information about stock options outstanding at December 31, 2004:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 5.99 – $ 7.56	5,478,109	5.67 years	$6.86	3,672,079	$6.56
7.71 – 9.94	5,098,219	5.11	8.76	3,078,709	8.76
10.38 – 12.44	5,302,735	5.36	11.71	4,852,535	11.75
12.76 – 16.38	2,519,200	6.95	14.30	111,100	13.87
$ 5.99 – $16.38	18,398,263	5.60	$9.80	11,714,423	$9.36

Pursuant to the 2004 Long Term Incentive Plan, the Company has granted 516,900 restricted stock units and 196,200 performance awards during 2004. The restricted stock units vest in installments over four years. The Company recognizes compensation expense over the vesting period based upon the market price at the date of the grant. No shares were vested at December 31, 2004. The Company recognized compensation expense of $1 million related to the restricted stock units for the year ended December 31, 2004. The performance awards vest at December 31, 2006, based on the achievement of the performance awards goals. The Company recognized compensation expense of $1 million related to these awards. These awards may be settled in shares or cash.

Note 13.   Employee Pension and Savings Plans

A significant number of the Company’s employees are covered by union sponsored, collectively bargained, multi-employer pension plans. The Company contributed and charged to expense from continuing operations $24 million, $21 million, and $17 million for the years ended December 31, 2004, 2003, and 2002, respectively, for such plans. Information from the plans’ administrators is not sufficient to permit the Company to determine its share, if any, of unfunded vested benefits.

The Company and its subsidiaries also sponsor several defined contribution plans (401(k) savings plans). These plans allow for pretax and after tax employee contributions and employer matching contributions. Such amounts contributed to the plans are invested at the participants’ direction. The Company’s matching contribution expense from continuing operations for such plans was $16 million, $16 million, and $17 million for the years ended December 31, 2004, 2003, and 2002, respectively.

The Company also maintains a Non-qualified Deferred Compensation Plan for certain employees. This plan allows participants to defer a portion of their salary on a pretax basis and accumulate tax-deferred earnings plus interest. The Company provides a matching contribution of 50 percent of the employee contribution, subject to a maximum Company contribution of 5 percent of an employee’s annual compensation. These deferrals are in addition to those allowed in the Company’s 401(k) plans. The Company’s matching contribution expense from continuing operations for such plans was $1 million for each of the years ended December 31, 2004, 2003 and 2002.

In November 2001, the Company established a Supplemental Retention Plan for selected executives. Participants in this non-qualified unfunded retirement plan are granted rights that vest over four years. At retirement or in other circumstances as defined, shares of Company common stock are distributed equal to the number of rights credited to a participant’s account. The shares issued under the plan will be treasury shares and are limited to a maximum of 2.5 million shares. As of December 31, 2004 and 2003 approximately 326,000 shares and 158,000 shares have vested, respectively. The Company recognizes compensation expense equal to the value of the rights granted over the vesting term based on the stock price on the date of grant. Compensation expense associated with this plan was $3 million, $3 million, and $1 million for the years ended December 31, 2004, 2003, and 2002, respectively. Effective July 2004, no new grants will be made under this plan.

The Company maintains an Employee Stock Purchase Plan by which the Company is authorized to issue up to five million shares of common stock to its full-time employees. Under the terms of the Plan, employees can elect to have a percentage of their earnings withheld to purchase the Company’s common stock at 95 percent of the lower of the closing price on the first day of the purchase period or the last day of the purchase period.

Pursuant to the Employee Benefits and Other Employment Matters Allocation Agreement by and between Hilton Hotels Corporation and the Company dated as of December 31, 1998, the Company shall retain or assume, as applicable, liabilities and excess assets, if any, related to the Hilton Hotels Retirement Plan based on the ratio of accrued benefits of Hilton employees and the Company’s employees. Based on this ratio the Company’s share of any benefit or obligations would be approximately 30 percent of the total. The Hilton Hotels Retirement Plan is a defined benefit plan that provides benefits based on years of service and compensation, as defined. Since December 31, 1996, employees have not accrued additional benefits under this plan. The plan is administered by Hilton Hotels Corporation. Hilton Hotels Corporation has informed the Company that as of December 31, 2004, the Plan benefit obligations exceed the fair value of the plan assets by $35 million; however, no contributions to the plan were required during 2004 and no contributions are expected to be required for 2005.

Note 14.   Leases

The Company and its subsidiaries lease both real estate and equipment used in operations, which are classified as operating leases. Rental costs relating to operating leases and charged to expense from continuing operations were approximately $33 million in 2004, $28 million in 2003, and $30 million in 2002, including contingent rental payments of $17 million in 2004, $15 million in 2003, and $16 million in 2002.

The following is a schedule of future minimum lease commitments under noncancellable operating leases as of December 31, 2004 including discontinued operations (in millions):

2005	$23
2006	21
2007	21
2008	20
2009	20
Thereafter	726
Total minimum lease payments	$831

The Company leases the land and building for the Caesars Tahoe facility. This lease expires in 2028 and is renewable, at the Company’s sole option, for an additional 25-year period. The lease provides for a minimum rental payment of $5.0 million for 2004, increasing by 2.5 percent in each subsequent year, and for percentage rent of 1 percent of the casino hotel’s gross revenue (as therein defined).

The Company has also entered into various operating leases for land adjacent to its dockside casinos in Mississippi. The amended and restated lease agreement for land adjacent to Grand Casino Gulfport has an initial term of June 1, 2002, through June 30, 2007; however, the Company has the ability to extend the lease at its sole discretion for an additional 35 years. The Company is required to make annual rental payments of $1.4 million subject to adjustment as defined, plus 5 percent of gross annual gaming revenues in excess of $25 million and 3 percent of all non-gaming revenues. The lessor of the Grand Casino Gulfport site has the right to cancel the lease at any time for reason of port expansion, in which case the lessor will be liable to the Company for the depreciated value of improvements and other structures placed on the leased premises, as defined.

The lease for land adjacent to Grand Casino Biloxi has an initial term of 99 years and provides for rental payments of 5 percent of casino revenues (as defined therein) with a minimum payment of $3.2 million per year. The Company may cancel the lease by making a payment equal to six months of lease payments. The Company also entered into a 15-year lease for submerged land adjacent to Grand Casino Biloxi with an option, at its sole discretion, to extend the lease for five years after the expiration of the initial 15-year term in 2008. The lease provides for annual rental payments of $1.0 million and subsequent increases as defined in the agreement.

The lease for land adjacent to Grand Casino Tunica provides for annual rental payments of $3.6 million in 2004, subject to adjustment as defined in each subsequent year. The initial term of the lease was for six years beginning in 1993 with nine six-year renewal options, at the Company’s sole discretion, for a total of 60 years. The next lease renewal date is on December 31, 2005.

Note 15.   Impairment Loss and Other

2004 Transactions

In May 2004, the Company recognized a $2 million charge related to executive contract terminations.

In December 2004, the Company entered into an agreement to terminate early a lease with a tenant at one of its casino hotels in exchange for an $8 million payment. The Company recognized an $8 million charge related to this lease termination.

In December 2004, the Company completed the sale of real estate in New Jersey and received cash of $16 million and recognized a gain of $11 million.

2002 Transactions

In September 2002, the Company recognized a $7.5 million charge related to the voluntary termination of an energy contract with Enron Corporation. Also in September 2002, tropical storms in the Gulf Coast caused $2.5 million in damage to the Grand Biloxi and Grand Gulfport properties. The losses did not exceed the deductibles under the Company’s various insurance policies.

In November 2002, the Company’s then President and Chief Executive Officer resigned. In fulfillment of obligations outlined in this executive’s employment contract, which was scheduled to expire in December 2005, the Company recognized a charge of approximately $9 million for salary and bonus commitments and certain other benefits.

The Company also recognized a $4 million charge in 2002, related to the settlement of litigation related to the failed agreement to sell the Las Vegas Hilton in 2000.

Note 16.   Merger Expense

During 2004, the Company expensed $22 million related to the pending merger of Caesars Entertainment with Harrah’s Operating. In connection with the pending transaction, the Company expects to continue to incur significant fees and expenses, including without limitation, fees and expenses payable to legal and other advisors. Caesars and Harrah’s have also agreed to “stay bonuses” of approximately $19 million in total which will be paid to select employees who are critical to the continued operations of Caesars through the completion of the merger. The stay bonuses will become payable at either the completion of the merger or on the date the merger has been terminated, provided in either case that the selected employee has remained in the employment of the Company to the applicable date. The stay bonuses were communicated to select employees in October 2004 and will be accrued over the expected service period, which is currently estimated to be through June 30, 2005. For the year ended December 31, 2004, $6 million in stay bonuses have been accrued.

The Company engaged UBS as its financial advisor in connection with the merger. Under the terms of the agreement, UBS was paid a fee of $1 million in 2004 and will earn an additional $19 million upon completion of the merger.

Effect of the Pending Merger on the 1998 Stock Incentive Plans

The occurrence of a “Change in Control” of the Company has two effects on the stock options granted pursuant to the Company’s 1998 Independent Director Stock Option Plan and 1998 Stock Incentive Plan (collectively, the “Plans”).

Under each of the Plans, a “Change in Control” will occur if the Company’s stockholders approve the Company’s pending merger with Harrah’s. Upon such event, (a) all currently outstanding options which are unvested shall become fully exercisable and vested; and (b) option holders can utilize the “Change in Control Cash-Out” (the “Cash-Out Option”) under each of the Plans. The Cash-Out Option provides that during a period of 60 days from the date of a “Change in Control,” a Plan participant shall have the right to notify the Company that he or she wishes to surrender all or part of any Plan stock option to the Company and receive cash, within 30 days of such notice, in an amount equal to: (a) the number of applicable options multiplied by (b) the “Spread.” The “Spread” is equal to: (a) the greater of (i) the highest price of the Company’s common stock during the 60-day period prior to and including the date of the Change in Control (the “60-day Window”) or (ii) the highest price per share of Company common stock paid in the proposed merger; less (b) the exercise price of such option.

As of February 21, 2005, the highest price per share of Company common stock was $20.89. Using such share price and assuming that the Cash-Out Option was elected for all outstanding options under both Plans as of February 21, 2005 (for an aggregate of approximately 16.2 million shares), the Company would be obligated to pay approximately $188 million, which would be expensed in the Company’s statement of operations in the period in which a Plan participant exercised the Cash-Out Option and be funded by available borrowings under the Company’s Credit Facility. The actual amount (if any) that the Company will be obligated to pay in settlement of the Cash-Out Option will depend upon the Company’s stock price during the 60-day period prior to the Company’s Special Meeting of Stockholders (which is currently expected to take place on March 11, 2005), and on the number of shares subject to outstanding options with respect to which participants in the Plans elect the Cash-Out Option. Upon settlement of the Cash-Out Option, the underlying options (and related shares) will be deemed retired and will not be entitled to any consideration upon consummation of the pending merger with Harrah’s.

Note 17.   Investment Gains

Investment in Office Building

During the second quarter of 2004, the Company completed the sale of its partnership interest in an office building in which the Company’s corporate office is located. The Company received proceeds of $8 million and recognized a gain of $3 million.

Investment in Jupiters Limited

In April 2002, the Company completed the sale of its 19.9 percent equity interest in Jupiters Limited and received total gross proceeds of approximately $120 million. As a result of this transaction, the Company recorded a gain of $44 million in April 2002, net of the $16 million deferred currency translation adjustment. This gain has been recorded as an investment gain in the accompanying consolidated statement of operations for the year ended December 31, 2002. Although the Company sold its equity interest in Jupiters Limited, it continues to manage Jupiters’ two Queensland casino hotels.

Note 18.   Commitments and Contingent Liabilities

New Projects

Saint Regis Mohawk Tribe

The Company entered into an agreement in April 2000 with the Saint Regis Mohawk Tribe in Hogansburg, New York in which it paid $3 million for the exclusive rights to develop a Class II or Class III casino project with the Tribe in the State of New York. In November 2001, the parties entered into a development agreement and a management agreement for the Company to develop and manage the Tribe’s planned $500 million casino and resort complex that is to be located at Kutsher’s Country Club in Thompson, New York, which management agreement was subject to the approval of the National Indian Gaming Commission (the “NIGC”). In response to comments from the NIGC, the Company entered into an amended management agreement (the “Amended Management Agreement”) and a development agreement (the “Amended Development Agreement”) on November 10, 2003, with the Tribe. The Amended Management Agreement provides, among other things, that the Company will manage the casino for seven years for a management fee equal to 30 percent of Net Total Revenue, as defined in that agreement, and that the exclusive right for casino development in the State of New York has been modified to provide for mutual non-compete protections within a 125 mile zone from the Sullivan County location. The Amended Development Agreement provides, among other things, that the Company will acquire lands for the casino and transfer the lands to the United States to be held in trust for the Tribe, provide development assistance and construction management for the casino and receive a $15 million development fee and provide pre-construction advances of funds up to an aggregate of $20 million. It also provides that, subject to a number of conditions including, among other things, the Company’s approval of a construction budget, having received all necessary federal, state and local governmental, tribal and regulatory approvals, and the Amended Management Agreement becoming effective, the Company will assist the Tribe in arranging the financing necessary for the costs of construction and the initial costs of operation and provide credit support, as necessary, for such funding. The Company also has the right, but not the obligation, to advance such funds. The Company has not finalized or approved any size of construction budget. During 2004, the Company and the Tribe began to explore third-party financing alternatives. The Company and the Tribe have also commenced discussions regarding the form and magnitude of any credit support that may be necessary. The Company’s ability to provide various forms of credit support will be subject to the Credit Facility described in Note 9. The effectiveness of the Amended Management Agreement remains subject to a number of regulatory approvals, including without limitation, final approval by the NIGC.

The Company has entered into a definitive agreement, as amended, to acquire approximately 66 acres of the Kutsher’s Resort Hotel and Country Club in Sullivan County, New York, for approximately $10 million, with an option to purchase the remaining 1,400 acres for $40.5 million. Upon approval of the Bureau of Indian Affairs (the “BIA”), the 66 acre parcel will be transferred to the United States in trust for the Saint Regis Mohawk Tribe.

All of the agreements and plans relating to the development and management of this project are contingent upon various regulatory and governmental approvals, including execution of a compact between the Saint Regis Mohawk Tribe and the State of New York, and approvals must still be received from the BIA and NIGC. On December 1, 2004, the Project received all necessary approvals from the Town of Thompson Planning Board and from the Town of Thompson Zoning Board of Appeals. There is no guarantee that the requisite regulatory approvals will be received.

The Company is party to numerous lawsuits regarding its involvement in the Saint Regis Mohawk project, which lawsuits seek various monetary and other damages against the Company. Additionally, there are two lawsuits challenging the constitutionality of the legislation that, among other things, authorized the Governor of the State of New York to execute tribal state gaming compacts and approved the use of slot machines as “games of chance.” While the Company believes that it will prevail on these various matters, there can be no assurance that it will and, if it does not prevail, there can be no assurance that the damages assessed against the Company would be immaterial to the Company. See “Litigation” below.

On May 12, 2003, the Saint Regis Mohawk Tribe and the Governor of the State of New York signed a memorandum of understanding which outlined the terms under which the Tribe is authorized to proceed with the casino development. The Saint Regis Mohawk Tribe announced subsequently that it would withdraw from the memorandum of understanding and continue to negotiate with the State of New York to reach an agreement on the subjects contained in the memorandum of understanding. These negotiations are on-going.

As of December 31, 2004, the Company had $43 million invested in the development of this project, which is classified as other long-term assets on the Company’s consolidated balance sheet. Of that amount, $17 million is to be reimbursed to the Company by the Tribe over a five year period commencing with the opening of the gaming facility. In the event the project is not completed, the total amount invested would be written off.

Big Sandy Band of Western Mono Indians

In August 2004, the Company signed formal agreements with the Big Sandy Band of Western Mono Indians that will govern the development, construction, and management of the planned casino resort near Fresno, California. Preliminary plans for the project call for development of a casino resort on more than 40 acres near Fresno in the San Joaquin Valley in Central California. The casino resort would become the second to directly serve the Fresno metropolitan area which has a population of approximately 1.2 million. The casino resort would initially include 200 to 250 hotel rooms, approximately 70,000 square feet of gaming space, at least 2,000 slot machines, approximately 40 gaming tables, restaurants, retail shops, and meeting space and entertainment facilities. The Big Sandy Tribe currently operates the Mono Wind Casino in Auberry, California, about 15 miles northeast of the proposed casino project site.

The management agreement for the casino resort is for an initial term of seven years, renewable upon the consent of both parties, and still requires the approval of the NIGC and other regulatory bodies. In addition, the Big Sandy Tribe would have to amend its existing compact with the State of California, or negotiate a new compact for the new casino project. The project is also dependent on other regulatory approvals and contingencies. As of December 31, 2004, the Company has capitalized $1.2 million spent towards acquiring real estate related to this project and $1.8 million advanced to the Big Sandy Tribe for development costs approved by the Company and the Big Sandy Tribe. Pursuant to a promissory note between the Company and the Big Sandy Tribe, the $1.8 million advance is to be repaid commencing in April 2006.

Caesars Wembley

In October 2004, the Company announced plans to develop and operate a casino resort in London, adjacent to the redeveloped Wembley National Stadium and the legendary Wembley Arena. The Company has since entered into definitive agreements for the pre-construction phase of the casino resort project. After certain conditions are met, the Company will enter in the Joint Venture Agreement with its prospective partner in the casino resort project, Quintain Estates and Development PLC. The parties anticipate that these conditions, which include obtaining necessary gaming licenses and consents, will be satisfied within two years, assuming that permissive legislation is passed in the United Kingdom this year. Both parties are contemplated to own a 50 percent interest in the joint venture company. It is also contemplated that Caesars Wembley would be built on 13 acres in the 58-acre redevelopment area and will include a casino, a 400-room luxury hotel, a full-service spa and swimming pool, shops, convention and meeting facilities and a variety of restaurants, bars and lounges.

Philadelphia

In the first quarter of 2005, the Company purchased a 30 acre riverfront parcel in downtown Philadelphia. Preliminary site planning is underway for casino development on 18 upland acres of the site, and the Company intends to be an applicant for a gaming license in Philadelphia pending the outcome of litigation challenging Pennsylvania’s recently passed gaming legislation.

Construction Commitments

New Tower at Caesars Palace

The Company is currently constructing a 949-room, 26-story luxury hotel tower at Caesars Palace. The hotel tower addition includes adding a fourth swimming pool, the upgrading and expansion of existing hotel registration areas, a VIP lounge, wedding chapels, new retail space, and new dining and restaurant facilities. The tower broke ground during the fourth quarter of fiscal 2003 and should be completed in the second half of 2005. The hotel tower is part of an ongoing program to renovate Caesars Palace. The total cost of the project, which also includes additional convention and meeting facilities and related enhancements, is $391 million, which excludes capitalized interest and pre-opening expense. As of December 31, 2004, the Company has incurred approximately $203 million in construction costs related to this project.

Atlantic City Parking Garage

The Company is currently constructing a parking garage adjacent to Caesars Atlantic City. Construction on the parking garage began in the first quarter of 2004 and is scheduled to be completed in the second quarter of 2005. The total estimated cost of the parking garage is $80 million. As of December 31, 2004, the Company has incurred approximately $49 million in construction costs related to this project.

Litigation

The Company and its subsidiaries are involved in various legal proceedings relating to its businesses. The Company believes that all the actions brought against it or its subsidiaries are without merit and will continue to vigorously defend against them. While any proceeding or litigation has an element of uncertainty, the Company believes that the final outcome of these matters is not likely to have a material adverse effect upon its results of operations or financial position.

Slot Machine Litigation

In April 1994, William H. Poulos brought a purported class action in the United States District Court for the Middle District of Florida, Orlando Division captioned William H. Poulos, et al. v. Caesars World, Inc., et al. against 41 manufacturers, distributors and casino operators of video poker and electronic slot machines, including the Company. In May 1994, another plaintiff filed a class action complaint in the United States District Court for the Middle District of Florida captioned William Ahern, et al. v. Caesars World, Inc. et al. alleging substantially the same allegations against 48 defendants, including the Company. In September 1995, a third action was filed against 45 defendants, including the Company, in the United States District Court for the District of Nevada captioned Larry Schreier, et al. v. Caesars World, Inc,. et al. The court consolidated the three actions in the United States District Court for the District of Nevada under the case caption William H. Poulos, et al. v. Caesars World, Inc. et al. The consolidated complaints allege that the defendants are involved in a scheme to induce people to play electronic video poker and slot machines based on the false beliefs regarding how such machines operate and the extent to which a player is likely to win on any given play. The actions included claims under the federal Racketeering Influence and Corrupt Organizations Act, fraud, unjust enrichment and negligent misrepresentation and seek unspecific compensatory damages. In July 2002, the United States District Court denied the plaintiff’s motion to certify the case as a class action. On August 10, 2004, the Ninth Circuit Court of Appeals affirmed the District Court’s denial of the plaintiff’s motion to certify the case as a class action.

Mohawk Litigation

In April 2000, the Company entered into an agreement with the Saint Regis Mohawk Tribe (the “Tribe”) pursuant to which the Company obtained the exclusive rights to develop a Class II or Class III casino project in the State of New York with the Tribe. There are various parties alleging that the grant of rights to the Company infringed upon their rights. Such parties have commenced the various lawsuits discussed below.

On April 26, 2000, certain individual members of the Saint Regis Mohawk Tribe purported to commence a class action proceeding in a “Tribal Court” in Hogansburg, New York against the Company and certain of its executives. The proceeding sought to nullify the Company’s agreement with the Saint Regis Mohawk Tribe to develop and manage gaming facilities in the State of New York. On March 20, 2001, the “Tribal Court” purported to render a default judgment against the Company and one of its executives in the amount of $1.787 billion, which judgment the Company refuses to recognize as valid. On June 2, 2000, the Company and certain of its executives filed an action captioned Park Place Entertainment Corporation, et al. v. Arquette, et al.,

in the United States District Court for the Northern District of New York seeking to enjoin the dissident Tribal members from proceeding in the “Tribal Court” with an action that the Company believes has been unlawfully convened and is without merit. In September 2000, the District Court dismissed the action on the grounds that the Court lacked jurisdiction. In October 2000, the Company appealed the judgment to the United States Court of Appeals for the Second Circuit. In January 2002, the Second Circuit remanded the matter to the District Court for further development of the record. In April 2002, the District Court requested the United States Department of the Interior, Bureau of Indian Affairs (“BIA”) to provide its current position with regard to the legitimacy of the Tribe’s form of government and “Tribal Court”. Following receipt of letters issued by the BIA, dated June 5, 2002, June 26, 2002 and July 12, 2002, this Court entered an Order on July 29, 2002, affirming that the BIA recognizes only the Three Chief system of government for the Saint Regis Mohawk Tribe (the “Tribal Council”), that the Tribal Council has, by Resolution having the force of law of the Tribe, invalidated the Tribal court system and that the Mohawk people have, by popular vote, determined that the purported “Tribal Court” is without authority to adjudicate matters of Tribal law. On February 11, 2004, the Magistrate Judge issued a decision requiring the Department of the Interior to review its decision to recognize the Three Chief system of government. On February 16, 2004, the Tribal Council received a letter from the Department of the Interior continuing to recognize the Tribal Council as the official representatives of the Saint Regis Mohawk Tribe.

On June 6, 2000, President R.C.-St. Regis Management Company and its principal, Ivan Kaufman, filed an action captioned President R.C.-St. Regis Management Co., et al. v. Park Place Entertainment Corporation, et al. in the Supreme Court of the State of New York, County of Nassau, against the Company and certain of its executives seeking compensatory and punitive damages in the amount of approximately $550 million. The action alleges claims based on breach of a proposed letter agreement between plaintiffs, the Company, and the Saint Regis Mohawk Tribe concerning the tribe’s existing casino in Hogansburg, New York, fraudulent inducement, tortious interference with contract, and defamation. Alternatively, plaintiffs seek specific performance and/or injunctive relief in connection with the proposed letter agreement. In the second quarter of 2004, the parties reached a settlement, with neither side admitting liability, wherein the litigation was dismissed with prejudice and the Company agreed to make certain payments as follows: (i) $4 million to a charitable institution of plaintiff’s choice, of which $2 million was paid immediately and $2 million will be paid in two years; and (ii) after the occurrence of certain events, among others the receipt of regulatory approvals of the Company’s management agreement with the Tribe, four annual payments of $750,000 to the same charitable institution and four annual payments of $250,000 to the plaintiff.

On November 13, 2000, Catskill Development, LLC, Mohawk Management, LLC and Monticello Raceway Development Company, LLC (collectively, “Catskill Development”) filed an action captioned Catskill Development L.L.C., et al. v. Park Place Entertainment Corporation, et al., against the Company in the United States District Court for the Southern District of New York. The action arises out of Catskill Development’s efforts to develop land in Sullivan County as a Native American gaming facility in conjunction with the Saint Regis Mohawk Tribe. Catskill Development claims that the Company wrongfully interfered with several agreements between itself and the Tribe pertaining to the proposed gaming facility. The plaintiffs allege tortious interference with contract and prospective business relationships, unfair competition and state anti-trust violations and seek over $3 billion in damages. On May 14, 2001, the Court granted the Company’s motion to dismiss three of the four claims made by Catskill Development. On May 30, 2001, Catskill Development moved for reconsideration of that ruling, and the District Court reinstated one of the dismissed claims, with Catskill Development’s claims for tortious interference with contract and prospective business relationship remaining after such decision. On or about May 15, 2002, the Company filed a motion for summary judgment dismissing the complaint. On or about June 18, 2002, the Company filed a motion for reconsideration of the Court’s decision reinstating plaintiffs’ tortious interference with contract claim on the basis of intervening case law from a Federal Appeals Court. On August 22, 2002, the Court granted the Company’s motion for summary judgment dismissing plaintiffs’ remaining two claims for tortious interference with contractual relations and tortious interference with prospective business relations. On August 26, 2002, the Court granted judgment to the Company dismissing plaintiffs’ complaint in its entirety. Plaintiffs have appealed the District Court’s decision to the United States Court of Appeals for the Second Circuit. Subsequent to the filing of the appeal, the Plaintiffs moved on March 14, 2003 to reopen the judgment on the ground that certain information had not been provided to Plaintiffs in discovery. In a decision rendered on October 7, 2003, the District Court granted Plaintiffs limited discovery for a 30-day period to explore whether they had been deprived of relevant information. That discovery period has now ended, and the matter is before the Court for a final determination. In its decision of October 7, 2003, the District Court emphasized that, whatever the result of the discovery; it would reaffirm its summary judgment decision since the issues raised in Plaintiffs’ motion related to only one of two alternative grounds for the granting of summary judgment. Once the District Court decides the motion to reopen the judgment, the entire matter will be heard by the Second Circuit. The Company believes this matter to be without merit and will continue to vigorously contest the case.

On December 8, 2003, a group of financial institutions filed a complaint in the United States District Court for the Eastern District of New York captioned McIntosh County Bank, et al. v. Park Place Entertainment Corp., et al. Plaintiffs, who obtained assignments of two loans from President R.C.-St. Regis Management Company (“President”) in the amount of $12,116,000, allege that two officers of the Company purportedly conspired with two officers of President to induce government officials of the Saint Regis Mohawk Tribe to terminate a management agreement between the Tribe and President, which, in turn, allegedly resulted in the Tribe’s failure to honor a separate pledge agreement by which it agreed to escrow funds for purposes of paying the subject loans. Plaintiffs allege causes of action for interference with contract, interference with business relations, Donnelly Act violations and unfair competition. All defendants have moved for dismissal of the complaint. After the Defendants moved to dismiss the Complaint, Plaintiffs filed an Amended Complaint against the same Defendants on March 31, 2004, withdrawing the previous claims for unfair competition and Donnelly Act violations, removing claim for treble and punitive damages, asserting purported causes of action for interference with contract, interference with prospective business relations, constructive trust and accounting against the Company, and alleging unspecified damages in the amount of $20 million against the company. On May 14, 2004, all of the Defendants moved to dismiss the Amended Complaint. Opposition to this Motion was filed on June 30, 2004, and the Defendants’ reply papers were filed on July 30, 2004. The Motion is awaiting a decision. The Company believes the matter is without merit and will vigorously contest the case.

On March 29, 2001, the Company and its then general counsel, Clive Cummis, sued thirty individual Tribal members in the Supreme Court of the State of New York in the case of Park Place Entertainment Corp., et al. vs. Marlene Arquette, et al., alleging malicious defamation and prima facie tort in connection with the individuals’ purported “Tribal Court” proceedings and media publication of their purported “default judgment” against the Company, all of which the Company believes has been injurious to the good name and reputation of the plaintiffs and seeks compensatory damages in an amount to be proved at trial (plus interest, costs and disbursements including reasonable attorney fees), as well as unspecified punitive damages. Defendants asserted a counterclaim alleging the action was commenced in violation of New York’s Civil Rights Law. Defendant Michael Rhodes-Devey moved to change venue to Franklin County, New York and to dismiss the complaint. By order dated November 14, 2001, the Court granted the change of venue motion and denied without prejudice the motion to dismiss. Plaintiffs moved to dismiss the counterclaim for failure to state a cause of action. In February 2002, defendants cross-moved to dismiss the complaint. By Decision and Order dated September 9, 2002, the Court denied defendants’ motion to dismiss the complaint and plaintiffs’ cross-motion to dismiss the counterclaim. This matter has been settled, pending final court approval for execution of documents in exchange for mutual releases. Several individual defendants were not available to execute settlement documents. Recent discussions with the Tribe’s counsel indicate that all but one have been located and have agreed to sign. The single hold-out will not prevent consummation of the settlement. The Company is awaiting execution of those documents and has applied to the court to continue the matter administratively pending final execution.

On June 27, 2001, the individual members of the Saint Regis Mohawk Tribe that are plaintiffs in the Tribal Court action referenced above commenced an action in United States District Court for the Northern District of New York against the Company and one of its executives, seeking recognition and enforcement of the purported March 20, 2001 $1.787 billion “Tribal Court” default judgment against defendants, which judgment the Company refuses to recognize as valid. The Company has taken the position that the purported “Tribal Court” in which the proceeding has been invoked is an invalid forum and is not recognized by the lawful government of the Saint Regis Mohawk Tribe or by the BIA. After the parties made cross-motions for summary judgment, the parties agreed to settle the action with discontinuance. A settlement agreement has been circulated for signature by all the plaintiffs. Although a signed settlement agreement has not been exchanged, the Court has discontinued the action without prejudice.

On October 15, 2001, Scutti Enterprises, LLC (“Scutti”) filed an action against the Company in the Supreme Court of the State of New York, County of Monroe. The action arises out of Scutti’s efforts to redevelop and manage the Mohawk Bingo Palace owned by the Saint Regis Mohawk Tribe on the Tribe’s reserve in Akwesasne, New York. Scutti claims that the Company wrongfully interfered with its relationship with the Tribe pertaining to the proposed redevelopment and management of the Mohawk Bingo Palace. Scutti alleges tortious interference with contract and prospective business relationships, unfair competition and state anti-trust violations and seeks over $82 million in damages. The action was removed to United States District Court for the Western District of New York. The Company moved to dismiss the action and, in March 2002, the Court dismissed the action with prejudice. Plaintiff has appealed the dismissal and also moved for relief from judgment with respect to the Court’s dismissal of plaintiff’s claims for tortious interference with contractual relations. On November 26, 2002, the Court denied plaintiff’s motion for relief from judgment. On February 28, 2003, the Second Circuit Court of Appeals affirmed in part and reversed in part the District Court’s dismissal of the action, affirming the dismissal of Scutti’s claim for tortious interference with contractual relations, and vacating the dismissal of Scutti’s claim for tortious interference with prospective business relations and remanding the case to the District Court regarding only that claim. Upon remand to the District Court, the parties engaged in discovery, and the Company has moved for summary judgment. The Company expects a decision on that motion in the second quarter of 2005. The Company believes this matter to be without merit and will continue to vigorously contest this matter.

On January 29, 2002, two substantially identical actions were filed in the Supreme Court of the State of New York, County of Albany, challenging legislation that, among other things, authorized the Governor of the State of New York to execute tribal-state gaming compacts, approved the use of slot machines as “games of chance,” approved the use of video lottery terminals at racetracks and authorized the participation of New York State in a multi-state lottery. The matters are captioned Dalton, et al. v. Pataki, et al. and Karr v. Pataki, et al. Plaintiffs seek a declaratory judgment declaring the legislation unconstitutional and enjoining the implementation thereof. The Company intervened in the actions and moved to dismiss the first three causes of action thereof (relating to plaintiffs’ claims to invalidate the Legislature’s authorization of Indian gaming compacts). The State of New York moved to dismiss the actions in their entirety, while other defendants moved to dismiss certain causes of action. On October 30, 2002, the Court denied the motions to dismiss filed by the Company and all other defendants, and consolidated the two matters. On July 17, 2003, the Supreme Court granted defendants’ summary judgment motions, upholding the constitutionality of the legislation and dismissing plaintiffs’ complaints in their entirety. The plaintiffs appealed this decision and both sides were heard in December 2003. On July 7, 2004, the Appellate Division of the New York State Supreme Court held that the legislation authorizing six new Native American casinos in New York State, including three in the Catskills, is consistent with the New York Constitution as well as applicable state and federal law. Plaintiffs filed a notice of appeal from the Third Department’s decision to the New York Court of Appeals, the highest court in the state.

On January 3, 2005, Murrietta Lee, filed a Notice of Petition and Verified Petition against the Town of Thompson Planning Board, The St. Regis Mohawk Tribe, Caesars Entertainment, Inc., Milton Kutsher Associates and Louis Kutsher and Sons in the Supreme Court of the State of New York, County of Sullivan requesting judgment annulling the subdivision and site plan approvals granted by the Town of Thompson Planning Board on December 1, 2004 pursuant to the New York State Environmental Quality Review Act. The Petition also requests the Court order the Thompson Planning Board to require a Supplemental Environmental Impact Statement to consider the cumulative impacts of up to five casinos in Sullivan County. The Respondents have filed a Motion to Dismiss.

U.S. Attorney Subpoenas

At various times during 2003, the U.S. Attorney’s Office in Orlando, Florida served grand jury subpoenas on the Company and Caesars Palace. The subpoenas were served in connection with an investigation by the U.S. Attorney’s Office which the Company believes is focusing on possible money laundering in connection with certain cash transactions engaged in by a former customer of Caesars Palace. The investigation continues and current and former employees of the Company and Caesars Palace have been interviewed by the U.S. Attorney’s Office. The Company and Caesars Palace continue to cooperate. Neither the Company nor Caesars Palace has been advised that either entity is a target of the grand jury investigation.

Stockholder Litigation

On July 15, 2004, a purported class action (Derasmo v. Caesars Entertainment, Inc. et al) was filed in the District Court for Clark County, Nevada on behalf of the owners of Caesars Entertainment, Inc. shares of common stock against Caesars and its directors. The lawsuit alleges breach of fiduciary duties and that the proposed transaction involving the acquisition of Caesars by Harrah’s provides benefits to Harrah’s and to the members of the board of directors not available to the Caesars stockholders. The lawsuit seeks an injunction and a declaration that the proposed transaction is unlawful. On October 20, 2004, the plaintiff dismissed the complaint without prejudice.

Reno Hilton Litigation

In Verderber vs. Reno Hilton, et al., a class action lawsuit in Nevada State Court, the plaintiffs sought damages based on the outbreak of a Norwalk, or Norwalk-like, virus at the Reno Hilton in May and June of 1996. In 2002, the jury awarded individual judgments against the Company, its subsidiary FHR Corporation, and Reno Hilton Resort Corporation for (i) compensatory damages to five of the eight representative class plaintiffs ranging from $2,011 to $9,822 each and (ii) punitive damages for the entire class of plaintiffs in the amount of $25.2 million. The Company believes the award of punitive damages, and the amount thereof, is not supportable in either law or in fact and has filed a special writ in the Nevada Supreme Court seeking relief prior to determination of the unnamed class members’ claims.

Note 19.  Quarterly Financial Data (Unaudited)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total
	(dollars in millions, except per share amounts)
Year Ended December 31, 2004(1)
Revenues	$998	$963	$994	$933	$3,888
Operating income	185	154	162	97	598
Income from continuing operations	59	51	47	18	175
Net income	71	148	58	20	297
Income from continuing operations per share
Basic	0.19	0.17	0.15	0.06	0.57
Diluted(2)	0.19	0.16	0.15	0.06	0.55
Net Income per share
Basic	0.23	0.48	0.19	0.06	0.96
Diluted	0.23	0.47	0.18	0.06	0.94
Year Ended December 31, 2003(1)
Revenues	$889	$931	$950	$874	$3,644
Operating income	136	141	145	90	512
Income (loss) from continuing operations	36	37	42	13	128
Net income (loss)	41	41	48	(84)	46
Income from continuing operations per share
Basic and diluted	0.12	0.12	0.14	0.04	0.42
Net Income (loss) per share
Basic and diluted(2)	0.14	0.14	0.16	(0.28)	0.15

(1)               As described in Note 3, the results of the Atlantic City Hilton, Bally’s Casino Tunica, Bally’s Casino New Orleans, Caesars Tahoe, the Company’s interests in Caesars Gauteng, Reno Hilton, Flamingo Laughlin, the Company’s Nova Scotia properties and the Las Vegas Hilton (year to date through June 17, 2004 and prior periods) are classified as discontinued operations for all years presented. Amounts previously reported in the Company’s 2003 and 2004 Quarterly Reports on Form 10-Q did not reflect this classification. The amounts reflected in the table above reflect the reclassifications for all periods presented.

(2)               The sum of Basic and Diluted EPS for the four quarters may differ from the annual EPS due to the required method of computing weighted average number of shares in the respective periods.

Note 20.  Subsequent Events

In March 2005, the transaction to sell the Company’s ownership and management interests in Caesars Gauteng was completed, resulting in an after-tax gain of approximately $68 million in the first quarter of 2005.

In April 2005, the Company completed the sale of the Atlantic City Hilton and Bally’s Tunica and recorded an after-tax gain of approximately $20 million in the second quarter of 2005.

In the second quarter of 2005, the Company completed the sales of Belle of Orleans, LLC, Caesars Tahoe, Casino Nova Scotia Halifax and Casino Nova Scotia Sydney for approximately $139 million. The net gain on the sales was not material.

On June 13, 2005, the Merger Agreement was consummated and the Company was merged with and into Harrah’s Operating.

On August 29, 2005, Hurricane Katrina caused extensive damage to Grand Casino Biloxi and Grand Casino Gulfport. The Company is unable to provide estimated re-opening dates for these properties. The Company has property damage and business interruption insurance and is working closely with its insurance carriers and claims adjusters to ascertain the full extent of the damage and the insurance amounts due to the Company. However, the Company has deductibles for this insurance and cannot yet estimate the total loss, net of insurance proceeds. The impact on the surrounding communities, including damage to the infrastructure, major roads, utilities and the residential and commercial properties in those areas, could negatively impact the local gaming industry for an extended period of time; however, we do not expect the closure of these properties to have a material effect on Harrah’s liquidity, financial position or results of operations.

PART IV

Item 15.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)(1)   Financial Statements

All financial statements of the Company are set forth under Item 8 of this report on Form 10-K.

(a)(2)   Financial Statement Schedules.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS(1)

(in millions)

Year ended December 31,	Balance at beginning of year	Charged to Costs and Expenses	Deductions	Balance at end of year
2002
Allowance for doubtful accounts	$101	$54	$67	$88
2003
Allowance for doubtful accounts	$88	$38	$56	$70
2004
Allowance for doubtful accounts	$70	$26	$29	$67

(1)               The table above excludes amounts related to the Las Vegas Hilton, Bally’s Casino New Orleans, Reno Hilton, Flamingo Laughlin and a Halifax, Nova Scotia, hotel. Due to the sale of the Las Vegas Hilton and the pending sales of Bally’s Casino New Orleans, Reno Hilton, Flamingo Laughlin and a Halifax, Nova Scotia, hotel their assets are classified as assets held for sale for all periods presented.